Exhibit 99.1

Niska Gas Storage Partners LLC Announces Results for Fourth Fiscal Quarter and Full Year Ended March 31, 2010

Houston, Texas — June 22, 2010 — Niska Gas Storage Partners LLC (NYSE: NKA) reported today Adjusted EBITDA for its fourth fiscal quarter ended March 31, 2010 of $78.8 million, compared to $49.0 million for the fourth fiscal quarter of 2009.  For the full year ended March 31, 2010, Niska’s Adjusted EBITDA was $223.8 million, an increase of $61.7 million, or 38%, over Adjusted EBITDA of $162.2 million for the fiscal year ended March 31, 2009.  Adjusted EBITDA, a non-GAAP financial measure, is defined below under “Non-GAAP Financial Measure,” and a reconciliation of Adjusted EBITDA to its most comparable GAAP-based measure appears in the financial tables later in this release.

Net earnings for Niska’s fourth fiscal quarter ended March 31, 2010 were $50.0 million, compared to $8.0 million in the fourth fiscal quarter ended March 31, 2009.  For the full fiscal year ended March 31, 2010, Niska earned $53.2 million compared to $108.8 million earned in fiscal 2009.  The reduced full-year earnings are primarily attributable to one-time deferred tax charges of $45.1 million related to Canadian tax elections.  Taxes paid in both years were only $0.3 million.

“We are extremely pleased with our results for the fourth quarter and full fiscal year,” said Dave Pope, President and CEO of Niska.  “Our complimentary revenue strategies allowed us to effectively optimize our storage capacity and maximize revenues on top of the stable base of our long-term firm storage contracts.  We continued to add cost-effective capacity that will enable us to further serve the expanding demand for natural gas storage in North America.  Our fiscal 2010 results benefited from some exceptional market opportunities that occurred during the year.  In the fiscal year ending March 31 2011, without assuming the kinds of extra market opportunities for fiscal 2011 that we saw in fiscal 2010, we expect to generate Adjusted EBITDA of approximately $204 million.  As of June 15 2010, about 2.5 months into the year, approximately 72% of the revenues projected in our prospectus for fiscal 2011 are secured with existing transactions.”

Revenues for the fourth quarter of fiscal 2010 were $120.8 million compared to revenues of $40.6 million in the fourth quarter of fiscal 2009.   Higher revenues in the fourth quarter of fiscal 2010, compared to the prior year reflected stronger winter prices in early 2010 that led to the sale of most of Niska’s optimization inventory during the three months ended March 31, 2010, compared to the quarter ended March 31, 2009, when significant natural gas inventories were carried into the next fiscal year.

Revenues for the full fiscal year ended March 31, 2010 were $270.5 million compared to $252.2 million for the full year ended March 31, 2009.  Niska’s total revenues increased due to growth in our operated capacity and continued strength in natural gas storage markets.  Per-mcf realized revenues increased for optimization as well as for both long-term and short-term firm contracting in fiscal 2010.

Operating costs for the quarter ended March 31, 2010 were $9.8 million compared to $10.9 million in the prior year quarter.  Operating costs for the full fiscal year ended March 31, 2010 were $38.2 million, compared to $45.4 million in fiscal 2009.  Expenses were reduced in each 2010 period compared to the respective period in fiscal 2009 principally as a result of lower fuel and electricity costs.  General and Administrative costs were $15.1 million in the quarter ended March 31, 2010 compared to $3.8 million in the quarter ended March 31, 2009.  For the full fiscal year 2010, General and Administrative costs were $36.6 million compared to $24.2 million in fiscal 2009.  These increases reflect significantly higher professional fees associated with preparing for Niska’s senior notes offering and initial public offering completed in March 2010 and May 2010, respectively, as well as hiring additional staff to deal with the requirements of being a public company and higher incentive compensation accruals.

Expansion capital expenditures were $20.1 million for the fiscal fourth quarter of 2010 and $66.9 million for the full year ended March 31, 2010.  Over the past three years Niska has added 41 billion cubic feet (“Bcf”) of working gas capacity at its owned facilities.

Upcoming Events

Niska is continuing to expand organically at its existing facilities, planning to add approximately 15 Bcf of capacity in fiscal 2011.  Niska expects to fund these expansions using its existing revolving credit facilities as well as cash on hand.

Niska will host a conference call with members of executive management on Wednesday, June 23, 2010, at 11:30 a.m. Eastern Time. Interested parties may access the call via our website at www.niskapartners.com, or participate in the call by dialing 800-573-4754 and entering passcode 61839575. A replay will be archived and available at this link or by dialing 888-286-8010 and entering passcode 27242383.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub™ in Alberta, Canada; Wild Goose in Northern California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 185.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Niska’s SEC filings. Niska undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measure

Niska uses and discloses the financial measure “Adjusted EBITDA” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, unrealized inventory impairment write-downs, gains and losses on asset dispositions, asset impairments and other income.  Niska’s Adjusted EBITDA is not a presentation made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA as a key performance measure in order to assess:

•                  The financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                  The ability of our assets to generate cash sufficient to pay interest on our indebtedness and make distributions to our equity holders;

•                  Repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                  The viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Contact

For Niska Gas Storage Partners LLC:

Paul Amirault

(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(unaudited)
REVENUES
Short-term contract	$18,436	$19,265	$58,375	$52,040
Long-term contact	27,996	24,835	$109,795	$110,730
Optimization, net	74,396	(3,533)	$102,335	$89,411
Total revenue	120,828	40,567	270,505	252,181

EXPENSES (INCOME)
Operating expenses	9,765	10,922	38,153	45,412
General and administrative	15,108	3,770	36,640	24,182
Depreciation and amortization	10,171	11,317	43,062	54,750
Impairment of goodwill	—	21,962	—	21,962
Impairment of assets	650	2,106	650	2,106
Loss (gain) on sale of assets	—	(745)	—	(11)
Interest expense	17,979	9,988	38,119	53,486
Foreign exchange gains	1,033	(9,884)	(7,189)	(25,843)
Other income	9	(20,452)	(79)	(20,812)
Total expenses	54,715	28,984	149,356	155,232

EARNINGS BEFORE INCOME TAXES	66,113	11,583	121,149	96,949

Income taxes (benefit)
Current	1,132	(6)	1,344	314
Deferred	14,960	3,546	66,596	(12,185)
Total	16,092	3,540	67,940	(11,871)

NET EARNINGS	$50,021	$8,043	$53,209	$108,820

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands, except capacity amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(unaudited)
Reconciliation of Net Earnings to Adjusted EBITDA:
Net earnings	$50,021	$8,043	$53,209	$108,820
Add (deduct)
Interest expense	17,979	9,988	38,119	53,486
Income tax expense (benefit)	16,092	3,540	67,940	(11,871)
Depreciation and amortization	10,171	11,317	43,062	54,750
Unrealized risk management losses/(gains)	(20,549)	10,970	24,701	(82,787)
Foreign exchange losses (gains)	1,033	(9,884)	(7,189)	(25,843)
Impairment of assets	650	24,068	650	24,068
Other income, including loss/ (gain) on sale of assets	9	(21,197)	(79)	(20,823)
Unrealized inventory impairment write-down	3,400	12,184	3,400	62,305
Adjusted EBITDA	$78,806	$49,029	$223,813	$162,105

Revenue:
Short-term contract	18,436	19,265	58,375	52,040
Long-term contract	27,996	24,835	109,795	110,730
Proprietary optimization:
Realized optimization	57,247	19,621	130,436	68,929
Unrealized risk management gains (losses)	20,549	(10,970)	(24,701)	82,787
Write-down of inventory	(3,400)	(12,184)	(3,400)	(62,305)
Total	120,828	40,567	270,505	252,181

Capital additions:
Maintenance expenditures	64	431	902	1,406
Expansion and cost reduction expenditures	20,051	64	66,852	17,556
Total	20,115	495	67,754	18,962

Selected Balance Sheet data (at period end):
Cash and cash equivalents	$131,559	$25,760	$131,559	25,760
Borrowings under revolving credit facility	—	65,000	—	65,000
Total debt (including current portion) excluding revolving credit facility	800,000	596,956	800,000	596,956
Partners’ equity	929,786	977,374	929,786	977,374

Operating data:
Effective working gas capacity (Bcf)	185.5	163.7	185.5	163.7
Capacity added during the period	—	—	21.8	8.4
Storage capacity (Bcf) utilized by:
Short-term contract	N/A	N/A	36.8	32.9
Long-term contract	N/A	N/A	103.9	106.3
Proprietary optimization	N/A	N/A	44.8	24.5
Total	N/A	N/A	185.5	163.7

Fees/Margins ($mcf)
Short-term contract	N/A	N/A	$1.59	$1.58
Long-term contract	N/A	N/A	$1.06	$1.04
Realized optimization	N/A	N/A	$2.91	$2.81